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                                                               Exhibit EX-99.h.1

[LOGO OF PFPC]

                   CUSTOMER IDENTIFICATION SERVICES AMENDMENT

     This Customer Identification Services Amendment (this "Amendment") amends, as of the 1st day of October, 2003 (the "Effective Date"), the Transfer Agency Agreement, dated as of November 5, 1991, as amended through January 6, 2003, between The RBB FUND, Inc. (the "Company" or the "Fund") and PFPC Inc. ("PFPC") (the "Agreement") on behalf of the portfolios listed on Schedule A to this Amendment (each, a "Portfolio").

     For valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC hereby agree as follows:

     Section 1 (Addition of CIP Services section to the Agreement). As of the Effective Date, the Agreement shall be amended by the addition of the following as the new final section of the agreement:

          CIP Services. The Company, on behalf of each Portfolio, hereby delegates to PFPC the performance of its Customer Identification Program (which the Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act). In the performance of such duties, PFPC will do the following:

          (a) Implement procedures under which new accounts in a Portfolio are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "Data Elements") for each corresponding Customer (as defined in 31 CFR 103.131).

          (b) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

          (c) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

          (d) Determine whether such account appears on any list of known or suspected terrorists or terrorist organizations provided by any government agency consistent with 31 CFR 103.131(b)(4).

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          (e)  Regularly report to the Company about measures taken under
               (a)-(d) above.

          (f) If PFPC provides services by which prospective Customers may subscribe for shares in a Portfolio via the Internet or telephone, work with the a Portfolio to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Company's CIP.

          (g) Set forth on a separate fee schedule compensation amounts due for these CIP Services.

          Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Company to be in compliance with relevant regulation.

          The Company hereby agrees each Portfolio may rely upon the Customer Identification Programs of any other Portfolio with respect to prospective investors who are then existing customers of such other Portfolio. Given such inter-company (or inter-fund) agreement(s), PFPC need not perform steps (a)-(g) above with respect to any subscriber who is then a customer of any other Portfolio in the Company.

          PFPC hereby represents and warrants that (1) it has implemented an anti-money laundering program and (2) will certify annually to the Company that it will perform the Company's CIP as set forth herein.

     Section 2 (General provisions). This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

The RBB Fund, Inc.

By:
   ------------------------------
Name:
Title:


PFPC INC.


By:
   ------------------------------

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Name:  Christian G. Miller
Title: Director, Client Services
                                   Schedule A
                                   ----------

RBB, Inc. Portfolios are as follows:

Money Market Portfolio
Baker 500 Growth Fund
Bogle Investment Management Small Cap Growth Fund
Boston Partners Large Cap Value Fund
Boston Partners Mid Cap Value Fund
Boston Partners Small Cap Value Fund II
Boston Partners All-Cap Value Fund
Boston Partners Long/Short Equity Fund
n/i numeric investors Emerging Growth Fund n/i numeric investors Growth Fund n/i numeric investors Mid Cap Fund n/i numeric investors Small Cap Value Fund
Schneider Small Cap Value Fund
Schneider Value Fund